Exhibit 99.1

SECOND AMENDMENT TO BYLAWS

OF

GLADSTONE CAPITAL CORPORATION

The following Amendment is hereby made to the Bylaws (the “Bylaws”) of Gladstone Capital Corporation, a Maryland corporation, as of July 10, 2007:

1.             Article III, Section 13(a) is hereby deleted in its entirety, and replaced with the following:

Section 13.            Number and Term.

(a)           The number of directors of the Corporation shall be fixed exclusively by resolutions adopted by the Board of Directors.  The composition of the board of directors must satisfy the independence standards of the Nasdaq Stock Market (or such other securities market on which the Corporation’s securities are listed for trading) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).  A majority of the entire Board of Directors may, at any time and from time to time, increase or decrease the number of directors of the Corporation as set forth in the Articles of Incorporation or these Bylaws; provided, however, that the number of directors shall not be increased by fifty percent (50%) or more in any twelve (12) month period without the approval of two-thirds (2/3rds) of the members of the Board of Directors then in office.  The tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board of Directors.  The directors shall be elected by a majority of all the votes cast at the annual meeting of the stockholders, except as provided in Section 15 of this Article.

2.             Article III, Section 25 is hereby deleted in its entirety, and replaced with the following:

Section 25.            Compensation Of Directors.   Directors, as such, shall not receive any stated salary for their services but, by resolution of the Board of Directors, non-employed directors may be entitled to receive (a) an annual fee, (b) a fixed cash sum, (c) a stock or stock option grant, or (d) a combination of the above, along with the reimbursement of reasonable out-of-pocket expenses incurred in connection with their services, including those incurred for attendance at each regular or special meeting of the Board of Directors, or of any committee thereof, but nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

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